                                                                     Exhibit 2.2

                                 AMENDMENT NO. 1
                                       TO

                          AGREEMENT AND PLAN OF MERGER

         This Amendment No. 1 to Agreement and Plan of Merger ("Amendment No. 1") is entered into as of September 22, 1998, by and among Simmons Company, a Delaware corporation (the "Company"), Simmons Holdings, Inc., a Delaware corporation ("Holdings") and REM Acquisition, Inc., a Delaware corporation ("MergerCo").

                               W I T N E S S E T H

         WHEREAS, the Company, Holdings and MergerCo are parties to an Agreement and Plan of Merger dated as of July 16, 1998 (the "Merger Agreement"); and

         WHEREAS, such parties desire to amend the Merger Agreement as set forth herein;

         NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties hereto do hereby agree as follows:

         1. Article I of the Merger Agreement is hereby amended as follows:

         "Agreement" shall mean this Agreement and Plan of Merger, as amended from time to time.

         "Cash Price" shall mean $6.7315 per share.

         "ESOP Exchange Agreement" means the ESOP Exchange Agreement by and among Holdings, the Company, the Trustee and MergerCo, as amended from time to time.

         2. Schedule 3.1(c) of the Merger Agreement is hereby amended in part by replacing for each stockholder indicated the share amounts and percentages set forth on Exhibit A hereto.

         3. Section 5.5 of the Merger Agreement is hereby deleted in its entirety. Section 5.8 of the Merger Agreement is hereby amended such that the phrase "issued for a purchase price of $7.00 cash per share" shall instead read "issued for a per share purchase price equal to the Cash Price."

         4. Section 6.7 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

                  SECTION 6.7. PRO FORMA BALANCE SHEET; POST-ACQUISITION CAPITALIZATION OF COMPANY. On or prior to September 23,1998, MergerCo will provide to the Trustee and Holdings a true and complete copy of the consolidated pro forma balance sheet of MergerCo and its subsidiaries as of June 27, 1998 giving effect to the consummation of the transactions contemplated hereby (the "PRO FORMA BALANCE SHEET"). The Pro Forma Balance Sheet will fairly present, based on the assumptions set forth therein, the adjustments giving effect to such transactions and shall be accompanied by a summary of the terms of any debt, preferred stock or other financing to be incurred or issued by MergerCo, Holdings or the Company in connection with such transactions.

         5. Section 6.9(b) of the Merger Agreement is amended and restated in its entirety to read as follows:

                  "(b) At the Effective Time, MergerCo shall pay or otherwise make such funds available to Holdings and cause Holdings to pay (i) all of the cost and expenses of Holdings and the Company incident to their negotiation and preparation of this Agreement and any other related agreement contemplated hereby and to their performance and compliance with all agreements and conditions contained herein or therein on their part to be performed or complied with, including the fees, expenses and disbursements of their respective financial advisors, counsel and accountants and (ii) the members of the Company's management the aggregate amounts disclosed on SCHEDULE 6.9; provided however, that the aggregate costs and expenses under
                  (i) and (ii) above shall not exceed $10.6 million and any amounts in excess of such amount shall be borne by parties that are stockholders of Holdings immediately prior to the Effective Time."

         6. SCHEDULE 6.9 of the Merger Agreement is amended and restated in its entirety to read as set forth in Exhibit B attached hereto.

         7. Section 6.11 of the Merger Agreement is hereby amended and restated to read as follows:

                  SECTION 6.11. SUFFICIENT FUNDS. MergerCo covenants that at the Effective Time (a) the Surviving Corporation will have sufficient funds to satisfy all obligations of MergerCo and the Surviving Corporation hereunder and
(b) not less than $129.6 million in cash shall have been contributed or otherwise made available to Holdings in the form of equity to MergerCo by its stockholders prior to the Effective Time. In addition, MergerCo covenants that the terms of any debt, preferred stock or other financing to be incurred or issued by MergerCo, Holdings or the Company in connection with the transactions contemplated hereby shall be no less favorable to MergerCo, Holdings or the Company than the terms set forth in the summary accompanying the Pro Forma Balance Sheet.

         8. Section 7.10 of the Merger Agreement is hereby deleted in its entirety.

         9. Section 9.1 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

                  SECTION 9.1. TERMINATION. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Effective Time: (a) by the mutual consent of MergerCo and Holdings;
(b) by MergerCo in the event that any condition set forth in Article VII shall not be satisfied and shall not be reasonably capable of being remedied at or prior to the October 30, 1998, (c) by Holdings in the event that any condition set forth in Article VIII shall not be satisfied and shall not be reasonably capable of being remedied at or prior to October 30, 1998; and (d) by MergerCo or Holdings if the Closing shall not have occurred on or before October 30, 1998 (or, if MergerCo and Holdings shall have agreed to a later date pursuant to Section 2.2, on or before any such later date); PROVIDED, HOWEVER, that no party may terminate this Agreement pursuant to clause (b), (c) or (d) if the failure of any condition in Article VII or Article VIII to be satisfied or the failure of the Closing to occur on or before October 30, 1998 (or, if MergerCo and Holdings shall have agreed to a later date pursuant to Section 2.2, on or before any such later date), results from the willful and material breach by such party of any covenant of this Agreement.

         10. This Amendment shall be effective immediately; PROVIDED, HOWEVER, that, in the event that this Amendment has not been approved in writing by the ESOP Trustee by 3:00 p.m. New York time on September 25, 1998, then this Amendment shall be considered void AB INITIO and the parties to the Merger Agreement shall be bound by the terms of the original Merger Agreement.

         11. The Merger Agreement remains in full force and effect in all other respects.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the day and year first written above.

REM ACQUISITION, INC.

                                        SIMMONS HOLDINGS, INC., a
                                          Delaware corporation

By:  /s/ Richard C. Dresdale
     -------------------------
     Name: Richard C. Dresdale
     Title: Managing Director              By: /s/ Zenon S. Nie
                                               -----------------
                                               Name: Zenon S. Nie
                                               Title:  Chief Executive Officer

                                        SIMMONS COMPANY, a Delaware
                                          corporation

                                           By:  /s/ Zenon S. Nie
                                                ----------------
                                                Name: Zenon S. Nie
                                                Title:  Chief Executive Officer

                                    EXHIBIT A
                                    ---------

                                 Schedule 3.1(c)

                                 ROLLOVER SHARES
                                 ---------------

                                                        Common Stock
                                       --------------------------------------------

                                          Common              Rollover    Rollover
Investcorp                                Shares                 %         Shares

Connoissour Equity Limited              1,962,692.5             4.6%      89,711.57
Equity SIMA Limited                     2,589,315.8             4.6%     118,079.28
Equity SIMB Limited                     2,452,515.0             4.6%     112,100.59
Foundation Equity Limited               1,962,692.5             4.6%      89,711.57
Foundation Holdings Ltd.                1,962,692.5             4.6%      89,711.57
Simmons Equity Limited                  1,962,692.5             4.6%      89,711.57
Simmons Holdings Limited                1,962,692.5             4.6%      89,711.57
Simmons Investments Ltd.                1,962,692.5             4.6%      89,711.57
Spring Equity Limited                   1,962,692.5             4.6%      89,711.57
Spring International Limited            1,962,692.5             4.6%      89,711.57
Spring Investments Limited              1,962,692.5             4.6%      89,711.57
Connoisseur Holdings Ltd.               2,831,886.0             4.6%     129,441.03
Ashford Limited                             8,962.7             4.6%         409.67
Chamblee Limited                            8,962.7             4.6%         409.67
Fairburn Limited                            8,962.7             4.6%         409.67
Peach Limited                               8,962.7             4.6%         409.67
                                       ------------                    ------------
     Total Class A                     25,567,800.0                    1,168,663.73



                                          Common              Rollover    Rollover
Investcorp                                Shares                 %         Shares
----------                                ------                 -         ------
Chemical Norm. (Guernsey)                 797,607               4.6%      36,457.36
Investcorp Simmons Hold                 2,685,171               4.6%     122,734.92
                                        ---------                        ----------
     Investcorp Class C                 3,482,778               4.6%        159,192

Ballet Limited                             18,400               4.6%         841.03
Denary Limited                             18,400               4.6%         841.03
Gleam Limited                              18,400               4.6%         841.03
Highlands Limited                          18,400               4.6%         841.03
Noble Limited                              18,400               4.6%         841.03
Outrigger Limited                          18,400               4.6%         841.03
Quill Limited                              18,400               4.6%         841.03
Radial Limited                             18,400               4.6%         841.03
Shoreline Limited                          18,400               4.6%         841.03
Zinnia Limited                             18,400               4.6%         841.03
Investcorp Investment Equity
Limited                                    16,000               4.6%         731.33
                                        ---------                        ----------
     Investcorp Class D                   200,000               4.6%       9,141.68

Subtotal Investcorp                    29,250,578                      1,336,997.70

                                    EXHIBIT B

                                  SCHEDULE 6.9

                      MERGERCO TO FUND CERTAIN OBLIGATIONS
                      ------------------------------------

Fees of financial advisors, counsel and accountants to Holdings, the Company and the ESOP;
               and

Transaction    bonuses payable to certain officers of the Company, (i) and (ii)
               not to exceed $10.6 million in aggregate. Holdings and the Company estimate these expenses (in millions) as follows:


Financial Advisory                          $ 4.3
Accounting / Legal                            1.9
ESOP Related                                  1.2
Cash Management Bonus                         3.2
                                            $10.6

                              FENWAY PARTNERS INC.


                               September 22, 1998

REM Acquisition, Inc.
c/o Fenway Partners, Inc.
152 West 57th Street
New York, NY

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger by and among REM Acquisition, Inc. ("REM"), Simmons Holdings, Inc. and Simmons Company dated as of July 16, 1998, as amended from time to time (the "Recapitalization Agreement"). Upon the satisfaction or fulfillment of the conditions to closing set forth in Section 7 of the Recapitalization Agreement, the undersigned agree to make an equity investment on the terms contemplated thereby in an amount equal to at least $129.6 million of equity in the aggregate in REM or its successor by merger. The undersigned agree to cause REM to perform its obligations and agreements under the Recapitalization Agreement. The undersigned hereby represent and warrant that each has full partnership power and authority to execute and deliver this Agreement and perform its obligations hereunder; each has taken all actions necessary to authorize the execution, delivery and performance of this Agreement; such execution, delivery and performance do not conflict with, violate or otherwise result in a default under its respective partnership agreement; and this Agreement is a true, legal, valid and binding obligation of each of the undersigned, enforceable in accordance with its terms.

This letter is intended to be relied upon by REM and the other parties to the Recapitalization Agreement.

REM Acquisition, Inc.                                        September 22, 1998

This Agreement shall terminate upon the earlier of the termination or closing under the Recapitalization Agreement.

                                      Very truly yours,

                                      FENWAY PARTNERS CAPITAL FUND, L.P.

                                      By: Fenway Partners, L.P.
                                          its General Partner

                                      By: Fenway Partners Management, Inc.
                                          its General Partner

                                      By: /s/ Richard C. Dresdale
                                          -----------------------
                                          A Duly Authorized Officer

                                      FENWAY PARTNERS CAPITAL FUND II, L.P.

                                      By: Fenway Partners II, LLC,
                                          its General Partner

                                      By: /s/ Richard C. Dresdale
                                          -----------------------
                                          A Duly Authorized Officer

                                       -9-